Exhibit 10.1

DEBTOR-IN-POSSESSION LOAN, SECURITY AND GUARANTY AGREEMENT

This DEBTOR-IN-POSSESSION LOAN, SECURITY AND GUARANTY AGREEMENT, dated as of April 27, 2011, is entered into by and among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), and Seahawk Drilling LLC, a Delaware limited liability company, Seahawk Global Holdings LLC, a Delaware limited liability company, Seahawk Mexico Holdings LLC, a Delaware limited liability company, Seahawk Drilling Management LLC, a Delaware limited liability company, Seahawk Offshore Management LLC, a Delaware limited liability company, Energy Supply International LLC, a Delaware limited liability company, and Seahawk Drilling USA LLC, a Delaware limited liability company (collectively, the “Guarantors”), and Hayman Capital Master Fund, L.P. (the “Lender”).

RECITALS

A. The Borrower and the Guarantors are debtors-in-possession under Chapter 11 of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”) in cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”).

B. The Borrower requested that the Lender provide term loans (on a senior super-priority secured basis) to the Borrower to finance the orderly wind down of the bankruptcy estates of the Borrower and the Guarantors.

C. The Lender has agreed to make term loans to the Borrower subject to the terms and conditions of this Agreement and to the terms and conditions of the DIP Orders.

AGREEMENT

In consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Act” has the meaning assigned to such term in Section 12.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Debtor-in-Possession Loan, Security and Guaranty Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“APA” has the meaning assigned to such term in Section 6.01(f).

“Applicable Percentage” has the meaning assigned to such term in Section 3.02.

“Assigned Contracts” means, collectively, all of each Loan Party’s rights and remedies under, and all moneys and claims for money due or to become due to such Loan Party under the Escrow Agreement and the APA, and any other contracts, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of each Loan Party now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Balance Due” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Code” has the meaning assigned to such term in paragraph A. of the Recitals.

“Bankruptcy Court” has the meaning assigned to such term in paragraph A. of the Recitals.

“Bankruptcy Court Schedules” has the meaning assigned to such term in Section 7.04.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the initial paragraph hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out” means, following the occurrence and during the continuance of an Event of Default, an amount sufficient for payment of (x) allowed professional fees and disbursements incurred by professionals retained by the Borrower and the Guarantors and the official committee of unsecured creditors and the official committee of equity holders appointed in the Chapter 11 Cases in an aggregate amount not to exceed $2,250,000, and (y) fees pursuant to 28 U.S.C. § 1930 and any fees payable to the clerk of the Bankruptcy Court; provided that, so long as no Event of Default has occurred, the Borrower and the Guarantors shall be permitted to pay fees and expenses allowed and payable under 11 U.S.C. § 330 and § 331 to the extent such fees and expenses are specifically identified in the Wind Down Budget, as the same may become due and payable, and the same shall not reduce the Carve-Out.

“Cash Collateral Order” means any order of the Bankruptcy Court in any Chapter 11 Case authorizing the use of cash collateral, as such order may be amended, modified or revised from time to time.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Borrower or any of its Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chapter 11 Cases” has the meaning assigned to such term in paragraph A. of the Recitals.

“Claims” means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Loan Documents, any applicable law, or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or judicial or non-judicial proceeding, or any appeal related thereto.

“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property and assets of each Loan Party and its estate of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and including all of such Loan Party’s now owned or hereafter acquired right, title and interest in and to each of the following:

(a) all Accounts;

(b) all books and records;

(c) all Chattel Paper (whether tangible or electronic);

(d) all Commercial Tort Claims;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles and Payment Intangibles;

(j) all Goods;

(k) all Instruments;

(l) all Trademarks, Copyrights, Patents and other Intellectual Property;

(m) all Inventory;

(n) all Investment Property;

(o) all Letter-of-Credit Rights and Supporting Obligations;

(p) all cash and cash equivalents;

(q) all real property;

(r) all Subject Hercules Common Stock and all other Pledged Collateral;

(s) all Assigned Contracts;

(t) all property of the estate of each Loan Party (within the meaning Section 541 of the Bankruptcy Code, including avoidance actions arising under Chapter 5 of the Bankruptcy Code) and all other property of each Loan Party, wherever located and whether now or hereafter existing, and whether now owned or hereafter acquired, of every kind and description, whether tangible or intangible, including money and all property of any Loan Party held by the Lender, including all property of every description, in the possession or custody of or in transit to the Lender for any purpose, including safekeeping, collection or pledge, for the account of such Loan Party, or as to which such Loan Party may have any right or power;

(u) to the extent not otherwise included, all monies and other property of any kind which is received by any Loan Party in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Loan Party or any of its property or income;

(v) to the extent not otherwise included, all causes of action and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Loan Party; and

(w) all Proceeds, products, rents and profits, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the Proceeds thereof;

provided, that all capitalized terms used in this definition of “Collateral” that are defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”) shall have the meanings ascribed to such terms in the UCC; and

provided, further, that Collateral shall not include (i) any property or rights conveyed or to be conveyed to the Purchasers (as such term is defined in the APA as in effect on the date hereof) or to an Affiliate (as such term is defined in the APA as in effect on the date hereof) of the Purchasers (as provided in Section 12.8 of the APA as in effect on the date hereof) under the APA or (ii) the Subject Property unless, on the effective date of the Reorganization Plan, there are funds remaining in the Subject Bank Account that are then no longer payable to the Person for whom they were earmarked, in which case such remaining funds shall no longer be deemed to be Subject Property but shall at such time be deemed to be Collateral.

“Collateral Disposition” has the meaning assigned to such term in Section 3.02.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming a Reorganization Plan, which shall be in form and substance acceptable to the Lender, in its discretion.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services; (d) all obligations under Capital Leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Debt is assumed by such Person; (f) all Debt (as defined in the other clauses of this definition other than this clause (f)) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; and (j) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“DE Shaw DIP Facility” means the Debtor-in-Possession Credit Agreement, dated as of February 11, 2011, among the Borrower, the lenders party thereto and D.E. Shaw Direct Capital Portfolios, L.L.C., as administrative agent.

“DIP Orders” means, collectively, the Interim Order and the Final Order.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement entered into in connection with the APA by and among the Borrower, Hercules and the Escrow Agent in the form of Exhibit B hereto, with such amendments or other modifications thereto that do not adversely impact the Lender’s Lien on any of the Subject Hercules Common Stock or any of the rights or remedies of the Lender under this Agreement.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means, with respect to any Collateral: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action as to which the stay pursuant to the Chapter 11 Cases is effective; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action; (c)(i) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action; (ii) Liens arising out of crew’s wages, repairs, supplies, towage, use of drydock or marine railway or necessaries, and other similar maritime liens (other than those described elsewhere in this definition of “Excepted Liens”), in any event, to the extent such Liens arise in the ordinary course of business and secure payment of obligations not more than 30 days past due or which are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; and (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; provided that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Lender is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excess Amount” has the meaning assigned to such term in Section 3.04(b).

“Excluded Taxes” means (a) taxes imposed on (or measured by) its net income or profits (however denominated) or franchise taxes imposed on it by the United States of America or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in the immediately preceding subclause (a).

“Final Order” has the meaning assigned to such term in Section 10.01(j).

“Foreign Subsidiary” means any subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority, including any such Governmental Requirement relating to offshore drilling.

“Guaranteed Indebtedness” has the meaning assigned to such term in Section 11.01.

“Guarantors” has the meaning assigned to such term in the initial paragraph hereof.

“Hercules” has the meaning assigned to such term in Section 6.01(f).

“Hercules Common Stock” has the meaning assigned to such term in Section 3.01(b).

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Indebtedness” means any and all amounts owing or to be owing by any Loan Party or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Lender under any Loan Document, and (b) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 12.10.

“Interim Order” has the meaning assigned to such term in Section 6.01(c).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Loan Documents” means this Agreement and any other agreement, instrument or document executed by a Loan Party in connection with this Agreement.

“Loan Party” means the Borrower or any Guarantor.

“Loans” has the meaning assigned to such term in Section 2.01(b).

“Material Adverse Change” means a material adverse change in, or material adverse effect on, (a) the ability of any Loan Party or any Subsidiary to perform any of its payment or other material obligations under any DIP Order or Loan Document, (b) the validity or enforceability of any Loan Document or (c) the rights and remedies of or benefits available to the Lender under any DIP Order or Loan Document. For the avoidance of doubt, none of the filing and continuance of the Chapter 11 Cases, the consummation of the Seahawk Asset Sale, the winding down and concluding of business and activities of any Loan Party or any Subsidiary or any matter arising from or related to any disclosures publicly made by Hercules or any Loan Party on or prior to the Closing Date shall constitute a “Material Adverse Change”.

“Maturity Date” has the meaning set forth in Section 3.01(a).

“Maximum Amount” has the meaning assigned to such term in Section 2.01.

“Maximum Liability” has the meaning assigned to such term in Section 11.07.

“Monthly Wind Down Budget Report” has the meaning assigned to such term in Section 8.01(a).

“Non-Filing Subsidiary” means any subsidiary of the Borrower that (a) is organized under the laws of the United States of America or any state thereof or the District of Columbia, and (b) is not a debtor in any Chapter 11 Case.

“Obligated Party” has the meaning assigned to such term in Section 11.02.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means February 11, 2011.

“Pledged Collateral” has the meaning assigned to such term in Section 4.02.

“Professional Person” shall mean (a) a Person who is an attorney, accountant, appraiser, auctioneer, investment banker, restructuring adviser or other professional person and who is retained, with Bankruptcy Court approval, by the Borrower or one of its Subsidiaries pursuant to Section 327 of the Bankruptcy Code, (b) a creditors’ committee pursuant to Section 1103(a) of the Bankruptcy Code or (c) a committee of equity security holders pursuant to Section 1103(a) of the Bankruptcy Code.

“Released Hercules Stock” has the meaning assigned to such term in Section 4.02.

“Remaining Pledged Collateral” means all Pledged Collateral (other than Hercules Common Stock) and all Released Hercules Stock.

“Reorganization Plan” means a confirmed plan of reorganization or liquidation in the Chapter 11 Cases, which, in part, provides for the full payment of the outstanding principal amount of the Loans (including all capitalized interest), all accrued and uncapitalized interest thereon and all unpaid or unreimbursed fees and expenses then owing to the Lender.

“Responsible Officer” means, as to any Person, the president, chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Seahawk Asset Sale” has the meaning assigned to such term in Section 6.01(f).

“Subject Bank Account” means the Borrower’s deposit account number 30327498 maintained at Encore Bank.

“Subject Hercules Common Stock” has the meaning assigned to such term in Section 3.01(b).

“Subject Property” means the funds on deposit in the Subject Bank Account not in excess of $11,000,000, which funds are earmarked to be used by the Borrower only to pay (i)(A) certain professional fees and expenses of the official unsecured creditors’ committee and the official equity committee appointed in the Chapter 11 Cases and (B) the professional fees, success fees and expenses of legal and financial advisors of the Borrower and the Guarantors, in each case, incurred through (but not after) the date on which Seahawk Asset Sale shall have occurred, (ii) final payroll and benefits obligations (including medical benefits) to rig/operational and corporate personnel for work they performed for the Borrower on or prior to the Seahawk Asset Sale, (iii) “change in control” payments and “key employee retention plan” payments and (iv) other amounts requested by the Borrower and approved by the Lender.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche A Loan” has the meaning assigned to such term in Section 2.01(a).

“Tranche A Loan Amount” has the meaning assigned to such term in Section 2.01(a).

“Tranche B Loan” has the meaning assigned to such term in Section 2.01(b).

“Variances” means, with respect to the Wind Down Budget, as of any date, the Borrower and its Subsidiaries may have made disbursements that, in the aggregate and on a cumulative basis, are up to 20% in excess of the aggregate cumulative amount set forth in the then effective Wind Down Budget for disbursements to be made by the Borrower and its Subsidiaries through such date.

“VWAP” has the meaning assigned to such term in Section 3.02.

“Wind Down Budget” has the meaning assigned to such term in Section 2.04.

Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II

THE LOANS

Section 2.01 Generally. Subject to the terms and conditions set forth herein and in the DIP Orders, the Lender will lend up to $14,250,000 (the “Maximum Amount”) in the form of two term loans as follows:

(a) a term loan (the “Tranche A Loan”) in an initial principal amount equal to (i) $5,750,000, or (ii) such lesser amount approved by the Bankruptcy Court in the Interim Order (such amount, the “Tranche A Loan Amount”) in a single draw upon satisfaction of the conditions precedent in Section 6.01; and

(b) a term loan (the “Tranche B Loan” and together with the Tranche A Loan, collectively, the “Loans”) in an initial principal amount equal to the difference between the Maximum Amount and the Tranche A Loan Amount in a single draw upon satisfaction of the conditions precedent in Section 6.02;

provided, however, that the aggregate initial principal amounts of the Tranche A Loan and the Tranche B Loan shall not exceed the Maximum Amount.

Section 2.02 Evidence of Indebtedness.

(a) Loan Accounts of Lender. The Lender shall maintain in accordance with its usual practice an account evidencing the Indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b) Loan Account. The Lender shall maintain a record of the outstanding principal amount of the Loans, the interest accrued thereon and all other details relating to payment of the Loans, which record shall be prima facie evidence of the existence and amounts of the Indebtedness recorded therein; provided, that the failure of the Lender to maintain such a record or any error (other than manifest error) therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans or the other Indebtedness in accordance with the terms of this Agreement.

Section 2.03 Funding of Loans. The Lender will make the Loans available to the Borrower by promptly crediting the amounts, in dollars in immediately available funds, to an account of the Borrower designated by the Borrower and acceptable to the Lender.

Section 2.04 Use of Proceeds. Proceeds of the Loans may only be used for (i)(A) the orderly wind down of the Borrower’s bankruptcy estate, including all costs, fees, expenses (including, without limitation, legal fees and expenses) payable to the Lender and (B) the administration of claims and distributions to creditors and interest holders in accordance with a budget acceptable to the Lender (together with any and all updates, supplements and/or modifications to such budget that have been approved in advance by the Bankruptcy Court and the Lender, collectively, the “Wind Down Budget”) and (ii) the Carve-Out. The initial Wind Down Budget is attached hereto as Exhibit A.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment.

(a) The Loans shall mature upon the earlier of (i) January 31, 2012 and (ii) the second Business Day after the effective date of the Reorganization Plan (the “Maturity Date”), and the Borrower hereby unconditionally promises to pay to the Lender the then unpaid the outstanding principal amount of the Loans (including all capitalized interest), all accrued and uncapitalized interest thereon and all unpaid or unreimbursed fees and expenses of the Lender (such aggregate amount, the “Balance Due”) on the Maturity Date as herein provided.

(b) At such time as the Loans shall become due and payable, whether on the Maturity Date or, if earlier, upon acceleration of the maturity of the Loans pursuant to Section

10.02, the Balance Due shall be payable by the transfer to the Lender, free and clear of all Liens, of a number of shares of common stock, par value $0.01 per share, of Hercules (“Hercules Common Stock”) then owned by the Loan Parties and maintained pursuant to the Escrow Agreement as in effect on the date hereof (the “Subject Hercules Common Stock”) having an aggregate value, when determined in accordance with the provisions of Section 3.02, equal to the Balance Due.

(c) If the Borrower is unable to pay or satisfy in full the Balance Due pursuant to Section 3.01(b) because either (i) the Subject Hercules Common Stock does not constitute Released Hercules Stock or, (ii) after applying all Released Hercules Stock in accordance with Section 3.01(b) and Section 3.02, a Balance Due remains, such Balance Due shall be payable in full in dollars when due.

Section 3.02 Calculation of Hercules Common Stock Value. For purposes of Section 3.01 and to the extent Subject Hercules Common Stock is sold, assigned, transferred, otherwise disposed of, or accepted in full or partial satisfaction of Indebtedness, Guaranteed Indebtedness or any other obligations owing under any of the Loan Documents as permitted under Section 4.04, Section 10.02 or elsewhere herein (each a “Collateral Disposition”), each share of Hercules Common Stock shall be valued at a price equal to the Applicable Percentage of the volume-weighted adjusted price on the NASDAQ Global Select Market (“VWAP”) for the 15 consecutive trading days immediately preceding the date such shares of Subject Hercules Common Stock are transferred to the Lender as payment under Section 3.01 or are transferred to the Lender in connection with a Collateral Disposition. The term “Applicable Percentage” means (a) 90%, if (i)the transfer of the Subject Hercules Common Stock to the Lender or in connection with a Collateral Disposition is (A) registered under applicable federal and state securities laws or (B) not required to be registered under applicable federal and state securities laws as a result of the exemption from registration set forth in 11 U.S.C. § 1145, (ii) such transfer occurs on or before the Maturity Date and (iii) no Event of Default has occurred and is continuing on the date of such transfer or would result from the making of such transfer; or (b) 80%, if (i) the transfer of the Subject Hercules Common Stock to the Lender or in connection with a Collateral Disposition is (A) not registered under applicable federal and state securities laws and (B) not exempt under 11 U.S.C. § 1145 from registration under applicable federal and state securities or (iii) an Event of Default has occurred and is continuing on the date of such transfer (irrespective of whether such transfer occurs on or before the Maturity Date) or would result from the making of such transfer. All shares of the Subject Hercules Common Stock shall upon transfer or delivery to the Lender be evidenced by duly executed share certificates and shall be accompanied by transfer powers duly executed in blank, which certificates and transfer powers shall be in form and substance satisfactory to the Lender.

Section 3.03 Interest.

(a) Loans. Except as provided in Section 3.03(b), the Loans shall bear interest at 13% per annum.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans shall bear interest at 15% per annum.

(c) Interest Payment Dates/ PIK Interest. Accrued interest on the Loans shall be payable in arrears on the last day of each calendar month and on the Maturity Date and, if not paid in cash, then to the extent not so paid, shall be payable in kind by adding such accrued interest not paid in cash to the unpaid principal balance of the Loans. All such capitalized interest so added shall be treated as principal of the Loans.

(d) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 365 or 366 days, as the case may be.

Section 3.04 Prepayments.

(a) Optional Prepayments. Upon one Business Days’ prior written notice from the Borrower to the Lender, the Borrower may prepay in cash all or any portion of the Loans prior to the Maturity Date.

(b) Mandatory Prepayments. Upon the receipt by any Loan Party of cash proceeds from any of the following events (net of reasonable fees and out-of-pocket expenses paid to third parties other than an Affiliate of a Loan Party in connection with such event determined reasonably and in good faith by a financial officer of the Borrower, but subject to the reasonable approval of the Lender): any asset sales, Casualty Events, condemnation proceedings, litigation or other legal recovery or settlement, which cash proceeds exceed $250,000 individually or in the aggregate for all such asset sales, Casualty Events, condemnation proceedings, litigation and other legal recoveries and settlements that have occurred after the Closing Date (such excess amount, the “Excess Amount”), the Borrower shall make a mandatory prepayment of the Loans within three days after receiving such cash proceeds in an amount equal to 100% of the Excess Amount.

(c) Prepayment Premium. All prepayments of the Loans made at any time, whether voluntary or mandatory, shall be accompanied by a prepayment premium payable in cash in the amount of 5% of the principal amount of the Loans prepaid at such time.

Section 3.05 Payments by the Borrower. The Borrower shall make each cash payment required to be made by it hereunder (whether of principal, interest, or fees, or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. All interest capitalized hereunder shall be deemed timely paid upon it being capitalized pursuant to Section 3.03(c). Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such cash payments shall be made to a bank account designated by the Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All cash payments hereunder shall be in dollars.

Section 3.06 Application of Insufficient Payments. If at any time funds are received by and available to the Lender for payment on the Indebtedness are insufficient to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal then due hereunder.

ARTICLE IV

COLLATERAL SECURITY AND ADMINISTRATIVE PRIORITY

Section 4.01 Collateral; Security Interest.

(a) Pursuant to and as provided in the DIP Orders, as security for the full and timely payment of all of the Indebtedness or Guaranteed Indebtedness, as applicable, each Loan Party collaterally assigns, pledges and transfers and grants to the Lender a security interest in and to and Lien on all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.

(b) Pursuant to and as provided in the DIP Orders, the provisions of Section 4.01(a) and the DIP Orders are effective to create in favor of the Lender legal, valid, perfected and enforceable first priority Lien on and security interest in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral and any other Person and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

(c) Pursuant to and as provided in the DIP Orders, the Loans, all Indebtedness and all Guaranteed Indebtedness shall at all times:

(i) Super-priority: pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims in the Chapter 11 Cases, having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all expenses and claims of the Borrower and the Guarantors, whether heretofore or hereafter incurred, including, but not limited to, the kind specified in sections 105, 326, 328, 506(c), 507(a) or 1114 of the Bankruptcy Code, subject only to the Carve-Out;

(ii) Unencumbered property: pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by valid, perfected, first-priority security interests in and liens on all of the Collateral that is not subject to non-avoidable, valid and perfected liens in existence as of the date on which the Interim Order is entered by the Bankruptcy Court, subject only to the Carve-Out; and

(iii) Priming liens: pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by valid priming perfected security interests in and liens on all property, senior in all respects to the security interests and Liens securing any Loan Party’s obligations (other than the Indebtedness and the Guaranteed Indebtedness), subject only to the Carve-Out.

(d) All Liens on the Collateral in favor of the Lender shall be senior in priority to any security interests in or Liens on the Collateral, except as otherwise permitted above. There shall be no liens or encumbrances on Collateral that secure indebtedness of any of the Loan Parties or their respective subsidiaries.

(e) Pursuant to and as provided in the DIP Orders, (i) the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable, and (ii) no financing statement, notice of Lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement or the DIP Orders.

Section 4.02 Pledged Collateral. Upon request of the Lender, each Loan Party will (a) deliver to the Lender, all certificates, promissory notes or Instruments representing or evidencing any Subject Hercules Common Stock, Equity Interests in Subsidiaries or loans made by any of the Loan Parties to non-Loan Parties (collectively, the “Pledged Collateral”), whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Loan Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender or (b) register Pledged Collateral in the name of the Lender; provided, however, that no Loan Party will be required to deliver any certificates or Instruments representing or evidencing or register in the name of the Lender any Hercules Common Stock or Subject Hercules Common Stock until (i) the Reorganization Plan has been confirmed, (ii) such stock has been released from the Escrow Agreement and (iii) such Loan Party is otherwise so authorized by the Bankruptcy Court (any Hercules Common Stock satisfying each of the conditions in this proviso, the “Released Hercules Stock”).

Section 4.03 [Intentionally Left Blank]

Section 4.04 Remedies, Rights Upon Default.

(a) If any Event of Default shall occur and be continuing, the Lender may exercise in addition to all other rights and remedies granted to it in this Agreement, any other Loan Document and the DIP Orders, all rights and remedies of a secured party under the UCC; provided, however, that the exercise by the Lender of any right or remedy to sell, transfer or otherwise dispose of or require registration of Hercules Common Stock shall only be exercised with respect to Released Hercules Stock. Without limiting the generality of the foregoing, each Loan Party expressly agrees that in any such event the Lender, without demand of performance or other demand, advertisement or notice of any kind (except demand, advertisement, notice or any other condition or obligation required by the Interim Order or Final Order or the notice specified below of time and place of public or private sale) to or upon such Loan Party or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Lender’s offices or elsewhere at such prices at it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Loan Party hereby releases. Each Loan Party further agrees, at the Lender’s request, to assemble the Collateral and make it available to the

Lender at places which the Lender shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Lender shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Lender in connection therewith, including, without limitation, attorney’s fees and expenses), to the Indebtedness in any order deemed appropriate by the Lender, the Loan Parties remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, the UCC, need the Lender account for the surplus, if any, to the Loan Parties. To the maximum extent permitted by applicable law, each Loan Party waives all claims, damages, and demands against the Lender and the Lender arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Lender. Each Loan Party agrees that the Lender need not give more than 10 days’ notice to such Loan Party (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to such Loan Party at its address referred to in Section 12.01) of the time and place of any public sale of Collateral or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Lender and its agents shall have the right without breach of the peace to enter upon any real property owned or leased by any Loan Party to exercise any of its rights or remedies under this Agreement, subject to the rights of other Persons in lawful possession thereof. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned. Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay its Indebtedness and all other amounts to which the Lender are entitled, such Loan Party also being liable for the fees and expenses of any attorneys employed by the Lender to collect such deficiency.

(b) Each Loan Party hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(c) Pledged Collateral.

(i) During the continuance of an Event of Default, if the Lender shall give notice of its intent to exercise such rights to the Loan Parties, (i) the Lender shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Released Hercules Stock and the Remaining Pledged Collateral and make application thereof to the Indebtedness, and (ii) the Lender or its nominee may exercise, to the extent exercisable by the applicable Loan Party, (A) all voting, consent, corporate and other rights pertaining to the Released Hercules Stock and the Remaining Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Released Hercules Stock and the Remaining Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Released

Hercules Stock and the Remaining Pledged Collateral, the right to deposit and deliver any and all of the Released Hercules Stock and the Remaining Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii) In order to permit the Lender to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, after the occurrence and during the continuance of an Event of Default, (A) each Loan Party, as applicable, shall promptly execute and deliver (or cause to be executed and delivered) to the Lender all such proxies, dividend payment orders and other instruments as the Lender may from time to time reasonably request and (B) without limiting the effect of clause (A) above, each Loan Party hereby grants to the Lender an irrevocable proxy to vote all or any part of the Released Hercules Stock and the Remaining Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any such action (including any transfer of any such Released Hercules Stock and the Remaining Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Indebtedness.

(iii) Each Loan Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (A) comply with any instruction received by it from the Lender in writing in respect to the Released Hercules Stock and the Remaining Pledged Collateral that (1) during the pendency of an Event of Default, states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Loan Party, and such Loan Party agrees that such issuer shall be fully protected in so complying and (B) as expressly permitted herein, pay any dividends or other payments with respect to such Released Hercules Stock and Remaining Pledged Collateral directly to the Lender.

Section 4.05 Appointment as Attorney-in-Fact.

(a) Each Loan Party hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries’ true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give the Lender the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party to do the following:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral (other than any Hercules Common Stock, unless it then constitutes Released Hercules Stock, or proceeds thereof) and, in the name of such Loan Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any such Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such Collateral whenever payable;

(ii) to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral (other than any Hercules Common Stock, unless it then constitutes Released Hercules Stock, or proceeds thereof) to make payment of any and all moneys due, and to become due thereunder, directly to the Lender or as the Lender shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any such Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to such Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect such Collateral or any part thereof and to enforce any other right in respect of any such Collateral; (E) to defend any suit, action or proceeding brought against such Loan Party with respect to any such Collateral of such Loan Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non exclusive basis, any trademarks, throughout the world for such term or terms, on such conditions, and in such manner, as the Lender shall in their sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of such Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender reasonably deem necessary to protect, preserve or realize upon such Collateral and the Lender’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.

(b) The Lender agrees that it will forbear from exercising the power of attorney or any rights granted to the Lender pursuant to this Section, except upon the occurrence or during the continuation of an Event of Default. Each Loan Party hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by the Lender of the powers granted hereunder is not a violation of the automatic stay provided by Section 362 of the Bankruptcy Code and each Loan Party waives applicability thereof. The power of attorney granted pursuant to this Section is a power coupled with an interest and shall be irrevocable until the Indebtedness is indefeasibly paid in full.

(c) The powers conferred on the Lender hereunder are solely to protect the Lender’s and the Lender’ interests in the Collateral and shall not impose any duty upon them to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any of the Loan Parties for any act or failure to act, except for their own gross negligence or willful misconduct.

(d) Each Loan Party also authorizes the Lender, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any contract with regard to the assignment of the right, title and interest of the Loan Parties in and under the contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral (other than any Hercules Common Stock, unless it then constitutes Released Hercules Stock, or proceeds thereof).

ARTICLE V

TAXES

Section 5.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.02(a)), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by each Loan Party. Each Loan Party shall pay its Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Lender as to the amount of such payment or liability under this Section shall be delivered to the Loan Parties and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Exceptions. Notwithstanding anything herein to the contrary, the Lender shall not be indemnified for any Indemnified Taxes or Other Taxes pursuant to Section 5.02(c) unless the Lender shall make written demand on the Loan Parties for such reimbursement no later than six (6) months after the earlier of (A) the date on which the relevant taxing authority makes written demand upon such Person for such Indemnified Taxes or Other Taxes, or (B) the date on which such Person has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or giving rise to such claims are retroactive, then the six-month period referred to in Section 5.01(c) shall be extended to include the period of retroactive effect thereof.

Section 5.02 Mitigation Indebtedness. If the Loan Parties are required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 5.01, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions Precedent to Effectiveness of Agreement and Tranche A Loan. This Agreement and the obligation of the Lender to make the Tranche A Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Lender shall have received from each party hereto counterparts of this Agreement signed on behalf of such party.

(b) The Lender shall have received a copy of the Wind Down Budget.

(c) The Bankruptcy Court shall have entered an interim order, approving on an interim basis, among other things, the transactions outlined herein and granting the priority liens and administrative expense claims referred to above, which order shall be in form and substance acceptable to the Lender (the “Interim Order”) and shall not have been stayed, reversed, vacated or otherwise modified or amended.

(d) There shall have occurred no event or circumstance that has resulted in a Material Adverse Change.

(e) All principal, interest, fees and other amounts owing under the DE Shaw DIP Facility shall have been repaid in full and all liens and security interests related thereto shall have been terminated or released, in each case, on terms satisfactory to the Lender.

(f) The closing of the sale of all or substantially all of the assets of the Borrower and its subsidiaries as contemplated pursuant to the asset purchase agreement dated February 11, 2011 (the “APA”) by and among the Borrower, Seahawk Global Holdings LLC, Seahawk Mexico Holdings LLC, Seahawk Drilling Management LLC, Seahawk Offshore Management LLC, Energy Supply International LLC, and Seahawk Drilling LLC, as sellers, and SD Drilling LLC and Hercules Offshore, Inc. (“Hercules”), as purchasers (such sale, the “Seahawk Asset Sale”) shall have occurred in accordance with the terms of the APA.

(g) All of the representations and warranties set forth herein or in the Interim Order shall be true and correct in all material respects.

(h) The absence of an Event of Default or any event or condition that with notice or the passage of time would become an Event of Default.

(i) Other than the Chapter 11 Cases, there shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) restrains or prevents, or imposes or could reasonably be expected to impose materially adverse conditions upon the Collateral, this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or threatens to do any of the foregoing.

(j) The Lender shall have received such other documents as the Lender may reasonably request.

Section 6.02 Conditions Precedent to the Tranche B Loan. The obligation of the Lender to make the Tranche B Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) All of the conditions set forth in Section 6.01 shall have been satisfied.

(b) The Bankruptcy Court shall have entered the Final Order, which shall not have been stayed, reversed, vacated or otherwise modified or amended.

(c) All of the representations and warranties set forth in the Loan Documents and in the DIP Orders shall be true and correct in all material respects.

(d) The absence of an Event of Default or any event or condition that with notice or the passage of time would become an Event of Default.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

Section 7.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company (as the case may be) power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to result in a Material Adverse Change.

Section 7.02 Authority; Enforceability. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party are within its corporate or limited liability company (as the case may be) powers and have been duly authorized by all necessary corporate, limited liability company and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of such transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority to be obtained or made by any Loan Party pursuant to any statute, rule or regulation applicable to it or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) approvals of the Bankruptcy Court, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to result in a Material Adverse Change or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority which is binding upon any Loan Party or its Properties, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any property of the any Loan Party (other than the Liens created by the Loan Documents and the DIP Orders).

Section 7.04 Litigation. Other than as set forth in the schedules, statements and other filings of the Loan Parties made with the Bankruptcy Court (collectively, the “Bankruptcy Court Schedules”), there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, or (ii) that involve any Loan Document.

Section 7.05 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its property and all agreements and other instruments binding upon it or its property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 7.06 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.07 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No tax lien has been filed against the Borrower or any Subsidiary in any public records, such as Uniform Commercial Code records and real property records.

Section 7.08 Disclosure; No Material Misstatements. The Borrower has provided to the Lender all information reasonably requested of it for timely delivery prior to the Closing Date. None of the reports, financial statements, certificates or other information (including the Schedules listing the property and debts of the Borrower and its Subsidiaries that have been filed with the Bankruptcy Court in the Chapter 11 Cases) furnished by or on behalf of the Borrower or any Subsidiary to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, if any, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time

Section 7.09 Subsidiaries. The cash and the fair market value of the other properties owned or held by the Foreign Subsidiaries and the Non-Filing Subsidiaries as of the Closing Date do not exceed, in the aggregate, $1,000,000.

Section 7.10 Material Agreements; Bank Accounts.

(a) All material leases, licenses and agreements necessary for the conduct of the orderly wind down of the bankruptcy estates of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Change.

(b) The Bankruptcy Court Schedules contain the account numbers and locations of all deposit accounts (other than the Subject Bank Account) and securities accounts of the Loan Parties.

Section 7.11 Use of Loan Proceeds. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Loans and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, each Loan Party covenants and agrees with the Lender that:

Section 8.01 Wind Down Budget and Other Reports. The Borrower will furnish to the Lender:

(a) Wind Down Budget. Within 10 days after the end of each calendar month, beginning with the report for the month of May, a report in form of Exhibit C (the “Monthly Wind Down Budget Report”) (i) to the Lender setting forth actual cash receipts and disbursements for the preceding calendar month on a monthly and cumulative basis, and (ii) at the option of the Borrower, an update to the Wind Down Budget in form and substance acceptable to the Lender setting forth, among other things, any changes in the Wind Down Budget reasonably anticipated by Borrower and its Subsidiaries (it being understood that no such changes shall become part of the Wind Down Budget unless approved by the Lender in writing). After each such delivery, the Borrower shall provide such additional information, if any, as the Lender shall reasonably request. Compliance with the Wind Down Budget and the Variances shall be tested on a monthly basis.

(b) Reports Filed with U.S. Trustee. Within two Business Days after any request by the Lender therefor, a copy of each report filed by the Borrower or any Subsidiary with the office of the United States Trustee which is not publicly available.

(c) Copies of Pleadings, etc. Within two Business Days after any request by the Lender therefor, copies of all pleadings, motions, reports, applications and other papers filed by the Borrower or any Subsidiary with the Bankruptcy Court which are not publicly available, as well as copies of any such billing and expense statements received from any Professional Person.

(d) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Lender written notice within three Business Days after its knowledge of any of the following:

(a) the occurrence of any Event of Default;

(b) any pleading filed with the Bankruptcy Court seeking relief from stay or conversion or dismissal of any Chapter 11 Case (together with a copy of such pleading);

(c) any proposed sale of any of the Collateral (including with such notice copies of drafts of all instruments and agreements applicable to any such sale), which shall specify the identity of the proposed purchaser, the terms of the proposed sale and the expected date of closing, subject to Bankruptcy Court approval; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Section 8.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the ownership of its properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Change.

Section 8.04 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account according to reasonable practices used by companies that are winding down a bankruptcy estate in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.05 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

Section 8.06 Further Assurances.

(a) Each Loan Party at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Lender all such other documents, agreements and instruments reasonably requested by the Lender to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the other Loan Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens under applicable state law that have been created pursuant to this Agreement and/or the DIP Orders (including requiring control agreements with respect to deposit accounts and/or securities accounts of the Loan Parties) or any of the other Loan Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Lender, in connection therewith.

(b) Each Loan Party hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral including a collateral description of “all assets” or “all property” of each Loan Party.

ARTICLE IX

NEGATIVE COVENANTS

Until the principal of and interest on the Loans and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, each Loan Party covenants and agrees with the Lender that:

Section 9.01 Debt. No Loan Party will, nor will it permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans or other Indebtedness or any guaranty of or suretyship arrangement for the Loans or other Guaranteed Indebtedness;

(b) Debt of the Borrower and its Subsidiaries existing on the date hereof that is disclosed in the Bankruptcy Court Schedules or any claim filed or asserted against the Borrower or any of its Subsidiaries; and

(c) endorsements of negotiable instruments for collection in the ordinary course of business.

Section 9.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness and/or Guaranteed Indebtedness;

(b) Excepted Liens;

(c) the Carve-Out; and

(d) Liens of the Borrower and its Subsidiaries existing on the date hereof that are disclosed in the Bankruptcy Court Schedules.

Section 9.03 Prohibited Payments. No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any expenditure, payment, advance, loan or reimbursement that is not identified in the Wind Down Budget or otherwise permitted by the Lender.

Section 9.04 Foreign Operations. The Borrower will not, and will not permit any Subsidiary to, have any property outside the jurisdiction of the United States federal courts, except for the property of the Foreign Subsidiaries organized in Mexico. No Loan Party shall make any loans to, investments in or other transfers of assets to any of the Foreign Subsidiaries. The Foreign Subsidiaries may not maintain more than $850,000 (or the equivalent thereof in foreign currency) in accounts in Mexico.

Section 9.05 Proceeds of Loans.

(a) Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

(b) None of the proceeds of the Loans or the Collateral shall be used to pay any fees or expenses incurred in connection with the assertion of or joinder in any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (i) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Loans or the Liens and security interests in any of the Collateral granted to the Lender hereunder or under the Loan Documents or the DIP Orders; (ii) declaring the DIP Orders and/or any of the Loan Documents to be invalid, not binding or unenforceable in any respect, (iii) preventing, enjoining, hindering or otherwise delaying the Lender’s enforcement of any of its rights and remedies under the DIP Orders and/or the Loan Documents or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the DIP Orders); (iv) declaring any Liens granted or purported to be granted hereunder or under the Loan Documents or the DIP Orders to have a priority other than the priority set forth herein or therein; or (v) objecting to the amount or method of calculation by the Lender of any of the principal and/or interest owed or owing on the Loans.

Section 9.06 Mergers, Etc. No Loan Party will, nor will it permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other

Person to merge into or consolidate with it; provided, however, that the following shall be permitted: (a) the merger of any Subsidiary with or into the Borrower so long as the Borrower is the surviving Person, (b) the merger of any Guarantor with or into any other Guarantor and (c) any Subsidiary that is not a Loan Party with and into any other Subsidiary that is not a Loan Party. No Loan Party will dissolve or cease to exist, except as permitted in the foregoing sentence.

Section 9.07 Subsidiaries. Neither the Borrower and nor any of its Subsidiaries shall form or acquire any Domestic Subsidiary or Foreign Subsidiary.

Section 9.08 Wind Down Budget. No Loan Party will, nor will it permit any of its Subsidiaries to, make or commit or agree to make any expenditure in any given calendar month that would exceed the Wind Down Budget as then in effect for such calendar month (but subject to the Variances). Compliance with the Wind Down Budget and the Variances shall be tested on a monthly basis.

Section 9.09 Deposit and Securities Accounts. No Loan Party will, nor will it permit any of its Subsidiaries to, open any deposit account or securities account, unless the Borrower shall have delivered written notice thereof to the Lender three Business Days prior to the opening of any such deposit account or securities account. In no event shall the Subject Bank Account contain any proceeds of the Loans or other Collateral securing the Loans.

Section 9.10 Subject Hercules Common Stock. Without the Lender’s prior written consent, no Loan Party will, nor will it permit any of its Subsidiaries to, sell, assign, transfer or otherwise dispose of Subject Hercules Common Stock to anyone other than the Lender.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of the Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on the Loans or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Article III, Article IV, Section 8.02, Section 8.04, Section 8.05, Section 8.06 or Article IX;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.01(a) and such failure shall continue unremedied for a period of three Business Days after the earlier to occur of (A) notice thereof from the Lender to the Borrower or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default, or (ii) this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c), Section 10.01(d) or Section 10.01(e)(i)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Lender to the Borrower or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default;

(f) (i) the Borrower or any Subsidiary shall fail to comply with any of the provisions of any DIP Order or any Cash Collateral Order; (ii) a trustee shall be appointed in any Chapter 11 Case prior to the confirmation of a Reorganization Plan (provided, however, that an Event of Default shall not be deemed to have occurred upon the appointment by the Borrower’s board of directors or the Bankruptcy Court of any other Person appointed to manage the affairs of the Loan Parties); (iii) any Chapter 11 Case shall be dismissed or converted to a case under Chapter 7; (iv) there shall be filed by any Loan Party any motion to sell all or a substantial part of the Collateral on terms that are not acceptable to the Lender in its sole discretion; (v) without the Lender’s prior written consent, the Borrower or any Subsidiary shall file any motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, any DIP Order or, without the Lender’s prior written consent, any DIP Order is amended, vacated, stayed, reversed or otherwise modified; (vi) the Bankruptcy Court shall enter an order granting to any Person (other than the Lender) relief from the automatic stay to foreclose upon a Lien (or to accept a deed in lieu of foreclosure or the like) with respect to any property of the Borrower that has an aggregate book value in excess of $50,000 or to terminate or otherwise exercise remedies under any material agreement, document or instrument which is entered into after the Petition Date, whether or not it relates to any Debt; (vii) the Borrower or any Subsidiary shall file a motion or other request with the Bankruptcy Court seeking authority to use any cash proceeds of the Collateral or to obtain any financing under Section 364(c) or Section 364(d) of the Bankruptcy Code or otherwise secured by a Lien upon any Collateral (in each case (A) without the Lender prior written consent or (B) if such motion fails to contemplate payment in full of the Indebtedness); (viii) the payment by the Borrower or any Subsidiary of any pre-petition Debt, other than as approved by the Bankruptcy Court; or (ix) the Borrower or any Subsidiary shall submit any motion or other pleading in any Chapter 11 Case attacking the validity or enforceability of any DIP Order or any of the Loan Documents;

(g) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any Guarantor shall so state in writing;

(h) the allowance of any claim under Section 506(c) of the Bankruptcy Code against the Lender;

(i) subject to the payments permitted by the Wind Down Budget, the payment by a Loan Party of, or application by any Loan Party for authority to pay, any claim without the consent of the Lender; or

(j) the Bankruptcy Court shall not have entered a final order, in form and substance acceptable to the Lender, on or before May 10, 2011, approving, among other things, the transactions outlined herein and granting the priority liens and administrative expense claims referred to herein (the “Final Order”), which shall not have been stayed, reversed, vacated or otherwise modified or amended.

Section 10.02 Remedies.

(a) In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate any further commitment to lend to the Borrower and (ii) declare the outstanding principal amount of the Loans to be due and payable, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Lender will have all other rights and remedies available at law and equity.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Indebtedness and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Indebtedness from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Indebtedness (such costs and expenses, together with the Indebtedness, collectively the “Guaranteed Indebtedness”). Each Guarantor further agrees that the Guaranteed Indebtedness may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

Section 11.02 Guaranty of Payment. This is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Indebtedness (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Indebtedness.

Section 11.03 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Indebtedness), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Indebtedness, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Indebtedness; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Indebtedness or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Indebtedness or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Indebtedness; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Indebtedness; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Indebtedness or any obligations of any other guarantor of or other person liable for any of the Guaranteed Indebtedness; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Indebtedness; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Indebtedness, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Indebtedness).

Section 11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Indebtedness from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Indebtedness. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Indebtedness, compromise or adjust any part of the Guaranteed Indebtedness, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Article XI except to the extent the Guaranteed Indebtedness have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 11.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Lender.

Section 11.06 Taxes. All payments of the Guaranteed Indebtedness will be made by each Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 11.07 Maximum Liability. The provisions of this Article XI are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article XI would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article XI, then, notwithstanding any other provision of this Article XI to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Indebtedness may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Article XI or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, Attention of the Chief Financial Officer (Telecopy No. 713-369-7312);

(ii) if to the Lender, to it at Hayman Capital Master Fund, L.P., 2101 Cedar Springs Road, Suite 1400, Dallas, Texas 75201, Attention: Jeff Cate; and

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by the Borrower and the Lender.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Lender, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of audits and surveys and appraisals, in connection with the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Lender as to the rights and duties of the Lender and the Lender with respect thereto) of this

Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, reasonable out-of-pocket expenses, Taxes, assessments and other charges incurred by the Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Loan Document or any other document referred to therein, (iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) Each Loan Party agrees to indemnify and hold harmless the Lender and each of its affiliates, partners, officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the DIP Orders or any other Loan Document or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or such Loan Party or any of its affiliates or shareholders), and to reimburse each such Indemnitee upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnitee. Notwithstanding any other provision of this Agreement, none of the Borrower, its Subsidiaries or any Indemnitee shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Loans or the use of the proceeds thereof.

(c) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, and the Loan Documents to secure obligations of the Lender, including, without limitation, any pledge or assignment to secure obligations to any Person.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 5.01 and Section 12.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Lender’s and the Lender’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Lender and the Lender to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the DIP Orders and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT, THE DIP ORDERS AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability; Conflicts. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. It is agreed that the provisions of this Agreement and of other Loan Documents shall be subject in all respects to the terms and provisions of the DIP Orders, and in the event that any provision in this Agreement or any other Loan Document is in direct conflict with, or inconsistent with, any provisions of any DIP Order, the provisions of such DIP Order shall govern and control.

Section 12.08 Governing Law; Jurisdiction; Jury Trial Waiver.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE THE BANKRUPTCY CODE.

(b) All judicial proceedings brought against any Loan Party arising out of or relating to this Agreement or any other Loan Document, or any Indebtedness hereunder and thereunder, may be brought in the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof. Each Loan Party hereby irrevocably and unconditionally: (a) submits for itself and its property in any such legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of such the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Loan Party at its address set forth in Section 12.01 or at such other address of which the Lender shall have been notified pursuant thereto; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(c) EACH LOAN PARTY AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.09 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.10 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) subject to agreement containing provisions substantially the same as those of this Section, to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) subject to agreement containing provisions substantially the same as those of this Section, to any investor or prospective investor of the Lender or the Lender’s Affiliates, (h) subject to agreement containing provisions substantially the same as those of this Section, to any financing sources of the Lender or its Affiliates and to the agents or representatives of such financing sources and to any rating agency, collateral management servicer or other such service provider in connection with any financing that the Lender (or its Affiliates) may obtain, (i) with the consent of the Borrower, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Lender, the Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the U.S. federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Lender relating to such tax treatment or tax structure.

Section 12.11 Interest Rate Limitation. It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lender to the Borrower). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Loans until payment in full so that the rate or amount of interest on account of the Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate applicable to the Lender pursuant to this Section and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate applicable to the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lender until the total amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to this Section. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, the Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.12 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lender to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Lender for any reason whatsoever. There are no third party beneficiaries (other than the Indemnitees as set forth in Section 12.03).

Section 12.13 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	SEAHAWK DRILLING, INC.

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Chief Financial Officer and Senior Vice President

GUARANTORS:	SEAHAWK DRILLING LLC

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Vice President

SEAHAWK GLOBAL HOLDINGS LLC

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Vice President

SEAHAWK MEXICO HOLDINGS LLC

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Vice President

SEAHAWK DRILLING MANAGEMENT LLC

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Vice President

SEAHAWK OFFSHORE MANAGEMENT LLC

	By:	/s/ James R. Easter
	Name:	James R. Easter
	Title:	Vice President

ENERGY SUPPLY INTERNATIONAL LLC

By:	/s/ James R. Easter
Name:	James R. Easter
Title:	Vice President

SEAHAWK DRILLING USA LLC

By:	/s/ James R. Easter
Name:	James R. Easter
Title:	Vice President

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LENDER:	HAYMAN CAPITAL MASTER FUND, L.P.

By: Hayman Investments, LLC, its general partner

	By:	/s/ Debby LaMoy
	Name:	Debby LaMoy
	Title:	Chief Operating Officer

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